Exhibit 4.35

[*] Represents material that has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into as of this 15th day of February, 2011 (the “Effective Date”), by and among BioLineRx, Ltd., a company formed pursuant to the laws of the State of Israel, having a place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem, 91450, Israel (“BioLine” or “Licensee”), and Valorisation-Recherche, Limited Partnership, a limited partnership duly constituted under the laws of the Province of Quebec, having its principal place of business at 3535 Queen-Mary Road, Suite 220, Montreal, Quebec, H3V 1H8, acting through its general partner GESTION UNIVALOR, LIMITED PARTNERSHIP, a limited partnership duly constituted and having its principal place of business at the same address, itself acting by its general partner UNIVALOR INC., a corporation duly constituted and having its head office at the same address, itself represented herein by Hélène Perron, its Interim Managing Director, duly authorized for the purpose hereof as she so declares; (“Licensor”).

WHEREAS, in the course of research at the Université de Montréal (University of Montreal) (“UdeM”) the Researchers (as defined herein) developed a technology relating to Polymeric binders for celiac disease bearing reference number VAL-424-UM (as further defined below, the “Invention”);

WHEREAS, the rights and title to the foregoing Invention vest solely with the Licensor having been assigned to Licensor by UdeM; and

WHEREAS, BioLine wishes to obtain an exclusive license with respect to the Invention in order to develop and commercialize products based on the Invention, and Licensor wishes to grant BioLine such a license with respect to the Invention, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

“Additional Ingredient” shall mean any compound or substance owned by BioLine or to which it has rights which (i) is contained in a product and (ii) when administered to a patient has a therapeutic or prophylactic clinical effect independent of a Licensed Product, either directly or by acting synergistically with or otherwise enhancing the effect of other compounds or substances contained in such product.

“Affiliate” shall mean, with respect to a party, any person, organization or entity controlling, controlled by or under common control with, such party, including, with respect to a limited partnership, its limited partners, general partners, and any person, organization or entity controlling, controlled by or under common control with, such party.  For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls 50% or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly, the power to elect or appoint 50% or more of the members of the governing body of the organization or other entity.  A list of all Affiliates of BioLineRx Ltd. as of the Effective Date of this Agreement is attached hereto as Exhibit A.  BioLine may, from time to time, update such list in which case it will provide notice thereof to Licensor.

“Calendar Quarter” shall mean the respective periods of 3 consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

“Combination Product” shall mean a product, substance or device which comprises a Licensed Product and at least one Additional Ingredient.

“Commercially Reasonable Efforts” shall mean (i) with respect to any objective of development and commercialization of a Licensed Product, reasonable, diligent, good faith efforts to accomplish such objective that would normally be used in the ordinary course of business and research to accomplish a similar objective under similar circumstances by an entity comparable in size and resources to BioLine on the Effective Date; and (ii) with respect to research, development and commercialization of any Licensed Product hereunder, shall mean those efforts and resources that would be normally used by an entity comparable in size and resources to BioLine on the Effective Date for a product which is of similar market potential at a similar stage in its development or product life as such Licensed Product.

“Development Plan” shall have the meaning set out in Section 5.1.

“Exercise Notice” shall have the meaning set out in Section 2.0.

“First Commercial Sale” shall mean the first sale of a Licensed Product by BioLine, anyone on its behalf, an Affiliate of BioLine or a Sublicensee, in any form or manner, to an unaffiliated third party (those parties not regarded to as BioLine Affiliates), after Regulatory Approval has been achieved, if necessary, in the country in which such Licensed Product is sold.  Sales for test marketing, sampling and promotional uses, clinical trial purposes, compassionate or similar use shall not be considered to constitute a First Commercial Sale.

“FDA” shall mean the United States Food and Drug Administration.

“Improvements” shall mean any and all further innovations, inventions, ideas, designs, concepts, discoveries, developments, new derived material and modifications or enhancements related to or concerning the Invention and the Licensed Patents, if applicable, whether or not patentable, or otherwise protectable as trade secrets or under any other intellectual property regime, which cannot be incorporated into or exploited in relation to the development and commercialization of the Licensed Products or used in any manner without infringing one or more claims relating to the Licensed Patents, and which are brought to practice, conceived, developed or acquired after the Effective Date and prior to the termination or expiration of this Agreement.

For the purpose of the present Agreement, Improvements shall be limited to Improvements developed, made, conceived or created by BioLine, its Affiliates and/or Sublicensees shall be referred to herein as the “BioLine Improvements”; and Improvements developed, made, conceived or created by UdeM under the direction of Jean-Christophe Leroux and assigned to Licensor shall be referred to herein as the “Licensor Improvements”.

“Invention” shall mean the invention(s) disclosed in the U.S., foreign or international patents and/or patent applications listed in Exhibit B attached hereto.

“Licensed Patents” shall mean (i) the U.S., foreign or international patent and/or patent applications set forth on Exhibit B attached hereto, (ii) all pending patent applications, including, without limitation all provisional applications, substitutions, continuations, continuations-in-part, divisions, reissues, renewals, and patents granted thereon, all patents-of-addition, reissue patents, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof, all related to the foregoing, and (iii) any new patents to be filed (if any) regarding the Invention or Licensor Improvements, if any, which have not been patented or applied for as of the Effective Date.  Exhibit B shall include and shall be updated from time to time to reflect inclusion of new Licensed Patents.

“Licensed Product” shall mean any product that comprises, contains or incorporates, in whole or in part, the Invention and/or the Licensed Patents and/or related Improvements, if any.

“M&A Transaction” shall mean a transaction in which all or substantially all of the assets of BioLine to which the subject matter of this Agreement relates and/or all or substantially all of the assets or share capital of BioLine are acquired by or assigned to a third party.

“Net Sales” shall mean the gross amount billed or invoiced by or on behalf of BioLine and/or its Affiliates (the “Invoicing Entity”) on sales of Licensed Products or of services relating thereto (whether made before or after the First Commercial Sale of the Licensed Product), in any form or manner, to an unaffiliated third party (those parties not regarded to as BioLine Affiliates), attributable to the commercial exploitation of the Licensed Patents throughout the Territory (and not only in those territories where patent protection for the technology has been sought and/or obtained), less the following: (a) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, import, export, delivery, or use of a Licensed Product which is paid by or on behalf of the Invoicing Entity; and (d) outbound transportation, packing and delivery charges, as well as prepaid freight (including shipping insurance) actually incurred; provided, however, that

(i) In any transfers of Licensed Products between the Invoicing Entity and an Affiliate of the Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales shall be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business; and

(ii) In the event that the Invoicing Entity, or the Affiliate of the Invoicing Entity, receives non-monetary consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of the Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction in relation to such Licensed Products, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by an Invoicing Party to an Affiliate of such Invoicing Party, for resale by such Affiliate, shall not be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced or billed by such Affiliate on resale to an independent third party purchaser (including but not limited to distributors, wholesalers and end-users of Products).

“Regulatory Agency” shall mean the FDA or equivalent agency or government body of another country.

“Regulatory Approval” shall mean (i) approval by the FDA permitting commercial sale of a Licensed Product, or (ii) any comparable approval permitting commercial sale of a Licensed Product granted by the applicable Regulatory Agency in any other country or jurisdiction.

“Researchers” shall mean Dr. Jean-Christophe Leroux, professor at UdeM at the time of the Invention; and M. Mohamad Nasser Eddine, post-doctoral fellow at UdeM at the time of Invention.

“Sublicense” shall mean any right granted, license given, or agreement entered into, by BioLine to or with any other person or entity, under or with respect to or permitting any use of any of the Invention, Licensed Patents or the Improvements, if any, or otherwise permitting the development, manufacture, marketing, distribution and/or sale of Licensed Products (regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense or as an agreement with respect to the development and/or manufacture and/or sale and/or distribution and/or marketing of Licensed Products).  For the avoidance of doubt, an M&A Transaction will not be regarded as a Sublicense.

“Sublicense Receipts” shall mean any payments or other consideration that BioLine or an Affiliate of BioLine or any entity on their behalf (excluding a Sublicensee) received in connection with a Sublicense, or the grant of an option to obtain a Sublicense, including without limitation royalties, license fees, milestone payments, license maintenance fees and equity; provided, however, that in the event that BioLine or an Affiliate of BioLine or any entity on their behalf (excluding a Sublicensee) receives non-monetary consideration in connection with a Sublicense or the grant of an option to obtain a Sublicense or in the case of transactions not at arm’s length, Sublicense Receipts shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business; and provided further, solely in the case of an arm’s length transaction, that Sublicense Receipts will be reduced by any amounts returned by BioLine or an Affiliate to a Sublicensee on account of refunds or rebates given in respect of Sublicense Receipts.

“Sublicensee” shall mean a person or entity granted a Sublicense in accordance with Section 2.2, including any sublicensees of other Sublicensees.

“Territory” shall mean all the countries and territories of the world.

“Third Party License” shall mean a license from an unaffiliated third party (those parties not regarded as BioLine Affiliates) to one or more valid and enforceable patents issued in the United States or any other jurisdiction, the claims of which cover one or more functional components that is essential for the efficacy of the Licensed Product.  For the avoidance of doubt, a license granting rights related to an Additional Ingredient shall not be a Third Party License.

2.            License Grant and Sublicenses.

2.0.           Exercise of Right to Receive License.  Bioline shall have 60 days following the Effective Date of this Agreement to conduct its own due diligence on the Invention and the Licensed Patents. The License (as such term is defined in Section 2.1 below) shall come into force and effect upon receipt by Licensor of notice in writing from BioLine that it desires to obtain the License (the “Exercise Notice”), which Exercise Notice may be delivered to Licensor by no later than 60 days following the Effective Date of this Agreement.  Upon provision of the Exercise Notice, BioLine shall (i) provide the Licensor with the Development Plan; (ii) pay Licensor the Past Patent Fees as per Section 6.1; and (iii) pay Licensor the License Issue Fee as per Section 6.2.

2.1.           License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to BioLine an exclusive, royalty-bearing, worldwide license (the “License”) under Licensor’s rights in the Invention and the Licensed Patents to research, have researched, develop, have developed, manufacture, have manufactured, use, market, distribute, offer for sale, sell, have sold, export and import Licensed Products and/or provide services relating thereto. For purposes of this Section 2.1 and subject to Sections 2.2 and 2.3, the term “exclusive” means that Licensor shall not, during the term of this Agreement, grant such licenses or rights to any third party or engage in any of the foregoing.

2.2.           Rights Reserved.  The parties acknowledge and accept that the license granted pursuant to this Agreement is subject to the royalty free rights of UdeM and the Researchers to use the Invention and Licensed Patents solely for academic (i.e. non-commercial) research and teaching purposes, all subject to the confidentiality restrictions and publication terms imposed pursuant to this Agreement in Article 8.

2.3            No Further Grant.  This Agreement shall not be interpreted or construed as granting to BioLine any rights, express or implied, by estoppel or otherwise, to any patents, patent applications, inventions, methods, technical information, confidential information, proprietary information, expertise, know-how, trade secrets, or knowledge not specifically licensed under Section 2.1 of this Agreement; and all rights not expressly granted to BioLine by this Agreement are expressly reserved by Licensor.  BioLine acknowledges and accepts, and shall cause it Affiliates and Sublicensee to acknowledge and accept, not to contest the property, validity and the rights to use the Invention and Licensed Patents licensed by Licensor hereunder, and represents and warrants that it will not do or let anything be done which might affect the rights of Licensor in such Invention and/or Licensed Patents.  It is understood and agreed that BioLine or its Affiliates or Sublicensees will not request or obtain any such property right or right to use the Invention and/or Licensed Patents, except as otherwise stated herein.

2.4.           Sublicenses.

  2.4.1.           Sublicense Grant. BioLine shall be entitled to grant Sublicenses or other rights to third parties under the license granted pursuant to Section 2.1.  Such Sublicenses shall be made for consideration and in arm’s length transactions.  BioLine acknowledges that it shall be solely responsible for the enforcement of the terms of any Sublicense and the full and complete accomplishment by said Sublicensee of all of BioLine’s obligations in this Agreement.  For better clarity, no Sublicense agreement shall relieve BioLine or its Affiliates of any of its obligations under this Agreement, including the obligation to pay Licensor Royalties or any other amounts due pursuant to the terms and conditions of this Agreement.

  2.4.2.           Sublicense Agreements.  Sublicenses shall only be granted pursuant to written agreements which shall be consistent with the terms of the present Agreement (except that the royalty rates may be different than those set forth in this Agreement).  BioLine shall provide Licensor with a copy of (i) the proposed final draft of each sublicense agreement into which it enters for Licensor’s review fifteen (15) days prior to the contemplated date of execution thereof, it being recognized that due to the nature of commercial negotiations such draft may be subject to change immediately prior to the execution thereof and BioLine may not be able to provide Licensor with such absolute final draft prior to execution, and (ii) the final executed version of each sublicense agreement into which it enters thirty (30) days of receipt of an executed draft thereof from the Sublicensee.  For avoidance of doubt, it is hereby clarified that should the final executed version include material changes from the proposed final draft provided to Licensor for review pursuant to the foregoing, BioLine shall specifically notify Licensor of such material changes prior to execution.  In addition, should any such Sublicense be written in a language other than English or French, BioLine shall provide Licensor with an English translation of the Sublicense certified in accordance with Section 13.14.  Each such sublicense agreement shall contain, inter alia, provisions to the following effect:

2.4.2.1. All provisions necessary to ensure BioLine’s ability to perform its obligations under this Agreement, including reporting and audit requirements;

2.4.2.2. Any Sublicense shall contain provisions confirming the reserved rights as provided in Section 2.2, and the rights of Licensor as provided in Section 2.3, and shall also include reasonable diligence obligations (as determined by BioLine having reference to the scope of the rights that are the subject of such Sublicense).

2.4.2.3. In the event of termination of the license set forth in Section 2.1 above, any existing agreements that contain a Sublicense of, or other grant of right with respect to the Invention or the Licensed Patents, shall terminate to the extent of such Sublicense or other grant of right; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of such Sublicense agreement with BioLine such that BioLine would have the right to terminate such Sublicense and that such Sublicensee desires to keep its rights to use the Invention or the Licensed Patents, subject to Sublicensee’s undertaking to indemnify Licensor as provided in Section 11 of the present Agreement, Licensor shall be obligated, at its discretion, to either (i) take over the Sublicense, or (ii) enter into a new agreement with such Sublicensee on substantially the same terms as those contained in such Sublicense agreement; and provided, further, that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense agreement does not impose any obligations or liabilities on Licensor which are not included in this Agreement.  For the avoidance of doubt, and without limiting the generality of the above, the exclusion of warranties and the limitations of representations herein stated shall be applicable to the Sublicense that would be effective between the Licensor and the Sublicensee and in no event shall Licensor be responsible or liable for any cost, payment of any kind (including for damages), act, action, obligation, collaboration or assistance if such is not expressly stated in this Agreement as being the responsibility of the Licensor.

  2.4.3.           A Sublicensee shall be entitled to sublicense its rights under a Sublicense agreement, and so forth through a chain of sublicenses, provided that each such sublicense shall be subject to the terms specified in Section 2.4.1 above.

2.5.           Contractors and Affiliates.  BioLine shall have the right to utilize third party contractors or Affiliates in connection with BioLine’s activities in exploiting the license granted hereunder.  Provided that such contractors or Affiliates perform activities on BioLine’s behalf, and BioLine maintains control of and remains solely responsible for such activities, the provisions of Section 2.4 shall not apply with respect to such contractors or Affiliates.  For the avoidance of doubt, sublicenses to Affiliates of BioLine shall not be considered Sublicenses under this Agreement, provided however that (i) each such Affiliate to whom BioLine grants any rights on the Invention or on the Licensed Patents under the present Agreement shall be considered as a licensee and shall abide by the terms and conditions of the present Agreement, (ii) BioLine undertakes to diligently inform Licensor of the identity of each Affiliate that has been granted such rights and the nature and scope of such rights, and (iii) BioLine shall obtain from such Affiliate a written undertaking to abide by the terms and conditions of the present Agreement with a copy to Licensor of such undertaking.  BioLine shall be responsible for ensuring that any such Affiliate shall abide by the terms and conditions of the present Agreement.

3.           Title and Improvements.

3.1.           Title.  Subject to the license granted to BioLine pursuant to the terms of this Agreement and the reserved rights as provided in Section 2.2 of this Agreement, all rights, title and interest in and to the Invention and Licensed Patents are, as of the Effective Date of this Agreement, owned solely and exclusively by Licensor by way of assignment from UdeM.

3.2.           Improvements.  The BioLine Improvements, and all intellectual property rights related thereto, shall be the sole property of BioLine, its Affiliates and/or any Sublicensees, as the case may be.  In addition, and for the avoidance of doubt, (i) the results of the activities carried out pursuant to the Development Plan or any amendments thereof, including any invention, patent, product, material, method, process, technique, know-how, data, information or other result which do not form part of the Licensed Patents, discovered in the course of or arising from the performance by BioLine, its Affiliates and/or its Sublicensees of the development work pursuant to Article 5 below, and (ii) any regulatory filing or approval, filed or obtained by BioLine, its Affiliates and/or Sublicensees in respect of the Licensed Products, shall be the sole property of BioLine, its Affiliates and/or any Sublicensees, as the case may be.

4.           Patent Filing, Prosecution and Maintenance.

4.1.           Filing.  BioLine shall have the first right to prepare, file, prosecute and maintain any patent applications and patents in respect of the Invention, including the Licensed Patents, at BioLine’s sole expense.  BioLine shall (i) provide Licensor with copies of material correspondence with its patent agents, (ii) notify promptly and inform Licensor of all relevant communications made between BioLine and any government patent offices in relation to the Licensed Patents, and (iii) take in consideration any comments that Licensor may have in regards to the Licensed Patents.  BioLine shall not agree to the deletion of any claims of the Licensed Patents without first consulting with the Licensor and obtaining the Licensor’s prior written consent, such consent not to be unreasonably withheld.  In any event, BioLine shall pursue its activities hereunder in good faith and agrees that it will provide all the reasonable efforts necessary to obtain and maintain patent protection of the Invention in at least the following countries: Canada, the United States, France, Italy and Belgium.  Licensor undertakes to cooperate in a timely manner with BioLine’s efforts hereunder, including by executing any documents as may be required for such purpose at BioLine’s reasonable request and full expense.

4.2.           No Warranty.  Nothing contained herein shall be deemed to be a warranty by any of the parties that they can or will be able to obtain patents on patent applications included in the Licensed Patents, or that any of the Licensed Patents will afford adequate or commercially worthwhile protection.

5.           Development Plan and Reporting.

5.1.           Diligence.  BioLine shall use Commercially Reasonable Efforts, and/or shall cause its Affiliates and/or Sublicensees to use Commercially Reasonable Efforts, to develop Licensed Products, at its or their own expense, all in accordance with the written plan and reasonable estimated timetable for the development of Licensed Products (the “Development Plan”), a copy of which is attached hereto as Exhibit C.  The Development Plan may be modified from time to time by BioLine as required in order to achieve the commercialization goals set forth above.  Notwithstanding anything to the contrary herein, BioLine itself or through its Affiliates or Sublicensees must have enrolled a first patient in Phase I study of a Regulatory Agency for a first indication no later than thirty-five (35) months from the Effective Date, and must have enrolled a first patient in Phase II study of a Regulatory Agency for a first indication no later than seventy (70) months from the Effective Date (the “Minimum Diligence”).  The Parties hereby acknowledge that the Minimum Diligence may only be amended by the written consent of all Parties.

5.2.           Effect of Non-diligence.  If BioLine (directly or through its Affiliates or Sublicensees) has not achieved the performance milestones set out in Exhibit C (including any revision thereof according to this Agreement) within the timelines set out for each milestone or the Minimum Diligence as provided in Section 5.1 of this Agreement (the “Diligence Default”) and this Agreement is still in force and effect, then BioLine shall pay Licensor (i) four thousand Canadian dollars (CAD $4,000) each calendar month for the first 6 calendar months following such failure date; (ii) seven thousand five hundred Canadian dollars (CAD $7,500) each calendar month for the second 6 calendar months following such failure date; and (iii) thereafter fifteen thousand Canadian dollars (CAD $15,000) each calendar month as long as such Diligence Default is not cured.

5.3.           Progress Reports.  BioLine shall provide Licensor with quarterly progress reports which shall summarize the material activities undertaken by BioLine, its Affiliates, Sublicensees and/or contractors, as applicable, with respect to the Licensed Technology and the Development Plan and/or the Licensed Products during the period which the report covers.  Where necessary, in Licensor’s reasonable opinion, Licensor may request an update regarding BioLine’s material activities undertaken with respect to the Licensed Technology, the Development Plan or the Licensed Products, in between the provision of the aforementioned progress reports.

6.            Consideration.

In consideration for the grant of the license pursuant to this Agreement, BioLine shall pay the Licensor the following consideration:

6.1            Past Patent Fees.  Upon provision of the Exercise Notice, BioLine shall reimburse Licensor a portion of all past documented patents costs consisting in a lump sum amount of [*] Canadian Dollars (CAD $[*]), plus applicable taxes, a summary of which is attached hereto as Exhibit D.

6.2.           License Issue Fee.  Upon provision of the Exercise Notice, BioLine shall pay to Licensor a non-refundable license issue fee in the amount of twenty-five thousand Canadian dollars (CAD $25,000).

6.3            License Maintenance Fee. BioLine shall pay to Licensor an annual non-refundable License Maintenance Fee in the amount of [*] Canadian dollars (CAD $[*]), payable commencing on the date of the first anniversary of the execution of this Agreement and annually thereafter, and fully creditable against payments on Sublicence Receipts due in accordance to Section 6.6 hereinafter for that same period.  Notwithstanding the above, no License Maintenance Fee shall be due or payable to Licensor by BioLine in any period of time during which BioLine pays to Licensor the Minimum Annual Royalties as set forth in Section 6.4.1 hereunder.

6.4.               Royalty Payments.

  6.4.1.           Minimum Annual Royalties.  Commencing on the date of the First Commercial Sale made by BioLine, its Affiliates or Sublicensees, BioLine shall pay to Licensor a minimum annual royalty, fully creditable against Royalties due in accordance to Section 6.4.2 hereinafter, calculated as follows:

6.4.1.1   [*] Canadian dollars (CAD $[*]) on January 1st following the first anniversary of the First Commercial Sale; and

6.4.1.2   [*] Canadian dollars (CAD $[*]) on January 1st following the second anniversary of the First Commercial Sale, and on January 1st of every succeeding calendar year.

  6.4.2.            Royalties.  In the event that BioLine itself or any of its Affiliates or any entity on their behalf (excluding a Sublicensee) will actually manufacture and/or sell in any way or manner Licensed Products under the license, then BioLine will pay to Licensor [*] percent ([*]%) of Net Sales made in a country where there is a Licensed Patents and [*] percent ([*]%) of Net Sales made in a country where there is no Licensed Patents.  Any Minimum Annual Royalties paid in accordance to Section 6.4.1 above shall be credited against any payments due in accordance to this Section 6.4.2.

6.5.           Milestone Payments.  BioLine shall make the following non-refundable milestone payments to Licensor within thirty (30) days after the first achievement of each milestone event for a Licensed Product as set forth in this Section 6.5 by BioLine or its Affiliates or Sublicensees.  Each milestone payment by BioLine to Licensor hereunder shall be payable only once, regardless of the number of times achieved by the Licensed Products:

Milestone Event	Milestone Payment
1. Enrolment of the first patient in the first Phase I clinical trial relating to the Licensed Products
1.            All remaining past documented patents costs not already paid under Section 6.1 of this Agreement in the total amount of [*] Canadian dollars and [*] cents (CAD $[*]), plus applicable taxes, a summary of which is attached hereto as Exhibit D; and
2.            The greater of the following amounts:
(i)             [*] Canadian dollars (CAD $[*]); or
(ii)           [*] percent ([*]%) of any milestone payment received by BioLine from Sublicense(s) in relation thereto.

2. Enrolment of the first patient in the first Phase II clinical trial relating to the Licensed Products.	The greater of the following amounts: (i) [*] Canadian dollars (CAD $[*]); or (ii) [*] percent ([*]%) of any milestone payment received by BioLine from Sublicense(s) in relation thereto.
3. Enrolment of the first patient in the first Phase III clinical trial relating to the Licensed Products
The greater of the following amounts:
(i)             One hundred and fifty thousand Canadian dollars (CAD $150,000); or
(ii)           [*] percent ([*]%) of any milestone payment received by BioLine from sublicense(s) in relation thereto.

4. The first filing of a new drug application (NDA) or equivalent for the Licensed Products	The greater of the following amounts: (i) [*] Canadian dollars (CAD $[*]); or (ii) Twenty-two percent (22%) of any milestone payment received by BioLine from sublicense(s) in relation thereto.
5. Receipt of a first regulatory approval from any relevant registration authority (e.g. FDA, TPD or EMEA) for the Licensed Products	The greater of the following amounts: (i) [*] Canadian dollars (CAD $[*]); or (ii) [*] percent ([*]%) of any milestone payment received by BioLine from sublicense(s) in relation thereto.

6.6.           Payments on Sublicense Receipts.  BioLine shall pay Licensor sublicense fees derived from exploitation of the license granted hereunder as follows:

  6.6.1.            [*] percent ([*]%) of Sublicense Receipts prior to commencement of a Phase I study; or

  6.6.2.            [*] percent ([*]%) of Sublicense Receipts if such consideration is paid subsequent to the commencement of a Phase I study.

6.7.           Combination Products.  Notwithstanding anything to the contrary set forth herein, in the event a Licensed Product is sold by BioLine or an Affiliate of BioLine, or any entity on their behalf (excluding a Sublicensee), in the form of a Combination Product, Net Sales from such Combination Product, for purposes of determining royalty payments, shall be determined by multiplying the actual Net Sales of such Combination Product during the applicable royalty reporting period, by the fraction A/(A+B) where: “A” is the average sale price of the Licensed Product contained in the Combination Product when sold separately by such entity; and “B” is the average price of the other Additional Ingredients included in the Combination Product when sold separately by its supplier, in each case during the applicable royalty reporting period or if sales of both the Licensed Product and/or other Additional Ingredients did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred.  In the event that such average sale price cannot be determined for both the Licensed Product and all other Additional Ingredients included in the Combination Product, Net Sales for the purpose of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Products by the fraction of C/(C+D) where “C” is the fair market value of the Licensed Product; and “D” is the fair market value of all other Additional Ingredients included in the Combination Product.  In such event, the parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Licensed Product and all other Additional Ingredients included in the Combination Product.

6.8.           Third Party Payments.  If, at any time, BioLine or an Affiliate of BioLine as provided in Section 2.5 of this Agreement or any entity on their behalf (including a Sublicensee) is required to pay commercially reasonable royalties or similar payments to one or more third parties for a Third Party License (the “Third Party Payments”), the royalties and payments on Sublicense Receipts payable to Licensor shall be reduced by the amount of such payments to such third parties; provided, however, that the royalties and payments on Sublicense Receipts payable to Licensor shall, in no event, be reduced by more than 50% of the royalties and payments on Sublicense Receipts, as the case may be, that would have been paid to Licensor if no deduction of payments for a Third Party License had be made.  In the event that the Sublicense Receipts received by BioLine already include a deduction of Third Party Payments, no deduction related to Third Party Payments shall be applied by BioLine to the payments on Sublicense Receipts payable to Licensor.

7.           Reports; Payments; Records.

7.1.           Reports and Payments.

  7.1.1.           Reports.  Within sixty (60) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which BioLine or an Affiliate of BioLine first receives Net Sales or Sublicense Receipts, as the case may be, BioLine shall deliver to Licensor a report containing the following information:

(a)           the number of units of Licensed Products sold by BioLine or any party acting on its behalf and/or its Affiliates in each country for the applicable Calendar Quarter;

(b)           the gross amount billed or invoiced for the Licensed Product sold by BioLine or any party acting on its behalf and its Affiliates in each country during the applicable Calendar Quarter;

(c)           a calculation of Net Sales for the applicable Calendar Quarter in each country, including a listing of applicable deductions;

(d)           a calculation of any Sublicense Receipts for the applicable Calendar Quarter;

(e)           the total amount payable to Licensor in Canadian dollars on Net Sales and on Sublicense Receipts for the applicable Calendar Quarter, together with the exchange rates used for conversion; and

(f)           notice of any deductions arising from obligations to make payments to third parties in respect of a Third Party License pursuant to Section 6.8.

  The report shall state if no amounts are due to Licensor for any Calendar Quarter.

  7.1.2.           Payment.  Concurrent with the delivery of each report delivered pursuant to Section 7.1.1, BioLine shall remit to Licensor all amounts due pursuant to Section 6 for the applicable Calendar Quarter.

7.2.           Records.  BioLine shall maintain, and shall cause anyone acting on its behalf, its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, marketed or sold under this Agreement, any amounts payable to Licensor in relation to such Licensed Products and all Sublicense Receipts received by BioLine, anyone acting on its behalf and its Affiliates, which records shall contain sufficient information to permit the Licensor to confirm the accuracy of any reports or notifications delivered to Licensor under Section 7.1.  The relevant party shall retain such records relating to a given Calendar Quarter for at least five (5) years after the conclusion of that Calendar Quarter.  During such five (5) year period, Licensor shall have the right, at Licensor’s expense, to cause an independent, certified public accountant, who is bound by a suitable confidentiality arrangement with BioLine, to inspect BioLine’s or the relevant Affiliates’ records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement.  Such accountant shall not disclose to Licensor or any third party any information gained during the course of such inspection, except that such accountant may disclose to Licensor and BioLine information gained during the course of such inspection relating to the accuracy of reports and payments delivered under this Agreement.  In addition, Licensor may request that BioLine, through an independent, certified public accountant, inspect during normal business hours the books of account, records and other relevant documentation of anyone acting on its behalf or any Sublicensees, to the extent relevant or necessary for the sole purpose of verifying the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit.  In the event that any audit performed under this Section 7.2 reveals an underpayment in excess of five percent (5%) in any calendar year, BioLine (on behalf of the audited Affiliates of BioLine) shall bear the full cost of such audit.  Licensor may exercise its rights under this Section 7.2 only once every year and only with reasonable prior notice to BioLine.  BioLine shall cause its Affiliates and Sublicensees to comply with the terms of this Section 7.2.

7.3.           Report.  BioLine shall furnish Licensor, and shall cause its Affiliates who make, use, market or sell Licensed Products to furnish Licensor, within ninety (90) days after the end of each calendar year, commencing at the end of the calendar year of the First Commercial Sale, with a report, relating to royalties and other payments due to Licensor pursuant to this Agreement in respect to the previous calendar year and containing the same details as those specified in Section 7.1 in respect to the previous calendar year.

7.4.           Payment Method, Currency and Interest.  Each payment due to Licensor under this Agreement shall be made by wire transfer of funds to Licensor’s accounts in accordance with written instructions provided by Licensor.  BioLine shall make payment of amounts due to Licensor under this Agreement in Canadian Dollars.  If any payment amount due to BioLine is derived from a currency other than Canadian dollars, said amount will be converted into Canadian dollars using the daily spot rate for that currency as quoted by the Bank of Canada on the last business day of the Royalty Period in respect of which the Royalties are due.  Any amount due to Licensor under this Agreement and made to Licensor more than thirty (30) days after the delay stipulated herein for its payment shall bear interest at a yearly interest rate of twelve percent (12%) calculated daily and compounded on a monthly basis.

7.5.           Taxes.

  7.5.1.           The parties acknowledge that based on their mutual understanding as of the Effective Date current Canadian tax laws do not require the payment of any value added or consumption taxes on amounts paid by BioLine to Licensor hereunder.  In the event of any changes in such tax laws, administrative interpretations or treaties that may change current rules as applicable to such payments, BioLine shall be responsible for the payment of any such taxes to the appropriate tax authority.

  7.5.2.           If applicable laws require that taxes be withheld from any amounts due to Licensor under this Agreement, BioLine shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) promptly deliver to Licensor a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes.  In the event that Licensor may be exempt from or may obtain a reduction of any applicable withholding taxes, BioLine shall reasonably collaborate and assist Licensor in order to allow Licensor to benefit from such exemption or reduction of such withholding taxes.

8.             Confidential Information

8.1            Confidentiality.

  8.1.1.           Licensor Confidential Information.  BioLine agrees that, without the prior written consent of Licensor, in each case, during the term of this Agreement and for  five (5) years thereafter, it will keep confidential, and not disclose or use Licensor Confidential Information (as defined below) other than for the purposes of this Agreement.  BioLine shall treat such Licensor Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality.  BioLine may disclose the Licensor Confidential Information only (a) to employees and consultants of BioLine or of its Affiliates or Sublicensees who have a “need to know” such information in order to enable BioLine to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations substantially comparable to those set forth in this Agreement, and (b) to actual and potential business partners, collaborators, investors, contractors, service providers and consultants, provided, however, in each case, that such recipient of Confidential Information first enters into a legally binding agreement with BioLine which imposes confidentiality and non-use obligations with respect to Confidential Information substantially comparable to those set forth in this Agreement and has a minimum term of five (5) years from date of signature of the binding agreement.  For purposes of this Agreement, “Licensor Confidential Information” means any research, academic, scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of the Licensor or any of its employees, consultants (including employees or consultants of its general or limited partners) or UdeM’s employees, researchers (including the Researchers) or students, to BioLine, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to BioLine at the time it was disclosed, other than by previous disclosure by or on behalf of the Licensor, as evidenced by BioLine’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement, as evidenced by BioLine’s written records at the time of disclosure; (iii) is lawfully and in good faith made available to BioLine by a third party who is not subject to obligations of confidentiality to the Licensor with respect to such information, as evidenced by BioLine’s written records at the time of disclosure; or (iv) is independently developed by BioLine without the use of or reference to the Licensor Confidential Information, as demonstrated by documentary evidence.

  8.1.2.           BioLine Confidential Information.  Licensor agrees that, without the prior written consent of BioLine, in each case, during the term of this Agreement and for five (5) years thereafter, it will keep confidential, and not disclose or use BioLine Confidential Information (as defined below) other than for the purposes of this Agreement.  Licensor shall treat such BioLine Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality.  Licensor may disclose the BioLine Confidential Information only to employees and consultants of Licensor or of its Affiliates who have a “need to know” such information in order to enable Licensor to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations substantially comparable to those set forth in this Agreement.  For purposes of this Agreement, “BioLine Confidential Information” means any research, scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of BioLine pursuant to this Agreement, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to Licensor at the time it was disclosed, other than by previous disclosure by or on behalf of BioLine as evidenced by Licensor’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement, as evidenced by Licensor’s written records at the time of disclosure; (iii) is lawfully and in good faith made available to Licensor by a third party who is not subject to obligations of confidentiality to BioLine with respect to such information, as evidenced by Licensor’s written records at the time of disclosure; or (iv) is independently developed by Licensor without the use of or reference to the BioLine Confidential Information, as demonstrated by documentary evidence.

8.2.           Disclosure of Agreement. Each party may disclose non-commercial or non-confidential terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws, as well as to Sublicensees and prospective and current investors, pursuant to appropriate non-disclosure arrangements.  If a party discloses this Agreement or any of the terms hereof in accordance with this Section 8.2, such party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other party.  Notwithstanding the above, each party may disclose commercial or confidential terms of this Agreement, as necessary or required under applicable laws and regulations, including Israeli and Canadian and other applicable securities laws and the regulations of the Tel-Aviv Stock Exchange or the Toronto Stock Exchange and other applicable exchanges and, in any such events, shall promptly advise the other party thereof.  Licensor may disclose the commercial terms of this Agreement to UdeM and the Researchers only to the extent required to establish the monetary returns to be distributed to UdeM and the Researchers.

8.3.           Publicity.  Without derogating from Section 8.2 and Section 8.4, either party may make announcements, publications, presentations and similar disclosures (i) relating to the general subject matter of this Agreement, (ii) in connection with the marketing or sale of any Licensed Products, or (iii) in respect of the progress of the exercise of the license granted hereunder without the approval of the other party, provided, however, that in so doing the party does not disclose any of the other party’s Confidential Information, (as defined above), or the commercial terms of this Agreement without having obtained the prior written consent of the other party.  Except as provided in the immediately preceding sentence, no party will make any public announcement regarding this Agreement without the prior written approval of the other party.

8.4            Publications.

  8.4.1.           Except for UdeM’s students’ master or doctorate theses, Licensor shall ensure that no publications in writing, in scientific journals or otherwise, or presentations or other oral disclosures at scientific conventions relating to the Development Plan or the Licensor Improvements and which are subject to the terms and conditions of this Agreement, are published or presented, as the case may be, by it or by the Researchers, or at the Researchers’ direction, without the prior written consent of BioLine, which consent shall not be unreasonably withheld.

  8.4.2.           The Licensor shall provide BioLine with a written copy of the material to be so submitted or presented, and shall allow BioLine to review such submission to determine whether the publication or presentation contains subject matter for which patent protection should be sought prior to publication or presentation.  BioLine undertakes to reply in writing to any such request for consent by the Licensor within 30 days of application.  If no response is made within this period, such consent shall be deemed to be granted.

  8.4.3.           Should BioLine decide not to allow publication or presentation as provided above, publication shall be postponed for a period of not more than 3 months from the date of submission of the request to BioLine, in order to enable the necessary patent filings to be made.  After such 3 months period, the Researchers shall be free to publish or present the postponed publication in any manner they see fit.

9.             Patent Infringement.

9.1            Enforcement of Licensed Patents.

  9.1.1.           Notice.  In the event any party becomes aware of any possible or actual infringement or unauthorized possession, knowledge or use of any Licensed Patents by a third-party (collectively, an “Infringement”), that party shall promptly notify the other party and provide it with details in its possession regarding such Infringement.

  9.1.2.            Suit by BioLine.  BioLine shall have the right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement.  Should BioLine elect to bring suit against an infringer and Licensor is joined as party plaintiff in any such suit, Licensor shall have the right to approve the counsel selected by BioLine to represent BioLine and Licensor, such approval not to be unreasonably withheld.  The expenses of such suit or suits that BioLine elects to bring, including any expenses of Licensor incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by BioLine and BioLine shall hold Licensor free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees.  BioLine shall not compromise or settle such litigation without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.  In the event BioLine exercises its right to sue pursuant to this Section 9.1.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily involved in the prosecution of any such suit.  If, after such reimbursement, any funds shall remain from said recovery, then Licensor shall receive an amount equal to twenty-five percent (25%) of such funds and the remaining seventy-five percent (75%) of such funds shall be retained by BioLine.

 9.1.3.           Suit by Licensor. If BioLine does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 9.1.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to BioLine by Licensor of the existence of an Infringement, Licensor may elect, at its sole and complete discretion, to do so.  Should Licensor elect to bring suit against an infringer and BioLine is joined as party plaintiff in any such suit, BioLine shall have the right to approve the counsel selected by Licensor to represent Licensor and BioLine, such approval not to be unreasonably withheld.  The expenses of such suit or suits that Licensor elects to bring, including any expenses of BioLine incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensor and Licensor shall hold BioLine free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees.  Licensor shall not compromise or settle such litigation without the prior written consent of BioLine, which consent shall not be unreasonably withheld or delayed.  In the event Licensor exercises its right to sue pursuant to this Section 9.1.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily involved in the prosecution of any such suit.  If, after such reimbursement, any funds shall remain from said recovery, then BioLine shall receive an amount equal to twenty-five percent (25%) of such funds and the remaining seventy-five percent (75%) of such funds shall be retained by Licensor.

  9.1.4.           Own Counsel.  Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 9 by the other party for Infringement.

  9.1.5.           Cooperation.  Each party agrees to cooperate fully in any action under this Section 9 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any reasonable costs and expenses incurred by the cooperating party in connection with providing such assistance.

  9.1.6.           Standing.  If a party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party (the “Requested Party”) shall do so at the request of and at the full costs and expenses of the requesting party (the “Requesting Party”).  The Requesting Party shall pay in advance to the Requested Party any and all anticipated costs of such suit, action or proceeding, including attorneys’ fees and shall hold the Requested Party free, clear and harmless from and against any and all costs resulting from such litigation.  If a party determines, (the “Determining Party”), that it is necessary for the other party (the “Determined Party”), to join any such suit, action or proceeding, the Determined Party shall execute all papers and perform such other acts as may be reasonably required in the circumstances at the full costs and expenses of the Determining Party.  The Determining Party shall pay in advance to the Determined Party any and all anticipated costs of such joining of any such suit, action or proceeding, including attorneys’ fees and shall hold the Determined Party free, clear and harmless from and against any and all costs resulting from such litigation.

9.2            Legal Action against a Party.  Each party will provide the other party with prompt written notice detailing as many facts as possible concerning any claim, threat, action, suit or proceeding brought against it (including Affiliates or Sublicensees), alleging the infringement of the intellectual property rights of a third party by reason of the discovery, development, manufacture, use, sale, importation, or offer for sale of a Licensed Product or otherwise due to the use or practice of the Invention and Licensed Patents or a claim challenging the validity or ownership of the Licensed Patents.  The parties shall consult with each other in good faith to decide what action, if any, should be taken in respect of such third-party claim.

10.          Representations and Warranties; Limitation of Liability.

10.1.         Representations of Licensor.  Licensor hereby represents and warrants to BioLine that, (i) to the best of its knowledge, by virtue of assignment from UdeM, it has sole and exclusive ownership of the Licensed Patents and/or patent applications listed in Exhibit B attached hereto; (ii) no rights in or to the Invention and/or the Licensed Patents have been granted to a third party that are in force and valid as of the Effective Date and that are inconsistent with the rights granted to BioLine under this Agreement; (iii) to the best of its knowledge, it has the right to grant the license granted under this Agreement free and clear of liens, encumbrances and security interests and, to its best knowledge, third party claims; (iv) it will not transfer, assign, grant rights to, sell, lease or otherwise dispose of or encumber the Invention and/or the Licensed Patents other than as may be expressly permitted herein; and (v) it has not been notified of any legal claims, demands, threats or proceeding in writing or otherwise of any sort by any third party against the Licensor contesting the ownership or validity of the Invention and/or any of the Licensed Patents, or claiming that the practice of the Invention and/or any of the Licensed Patents in the manner contemplated by this Agreement would infringe the rights of such third party and, to the best of our knowledge without having conducted a complete due diligence on the matter, nor any reason to expect the same.

10.2.         Undertakings of BioLine.  BioLine undertakes that it will, and shall cause any third party that acts on its behalf or an Affiliate that is granted rights to the Invention or Licensed Patents as provided pursuant to this Agreement to (i) respect all of its obligations found herein or in any other agreement with Licensor; and (ii) not, directly or indirectly, engage in any activities concerning the Licensed Patents which is contrary to applicable laws.

10.3.         Joint Representations and Warranties.  Licensor hereby represents and warrants to BioLine, and BioLine hereby represents and warrants to the Licensor, that it has full power and authority to enter into and perform its obligations pursuant to this Agreement and to consummate the transactions contemplated herein and that the individual signing this Agreement on its behalf below has the authority to do so and to bind that party to the terms of this Agreement.

10.4.         Compliance with Law and Assumption of Costs.  BioLine undertakes that it will comply, and shall require that any parties acting on its behalf and its Affiliates and Sublicensees comply, with applicable laws and regulations and in full respect of accepted ethical principles relating to the development, manufacture, use, sale, or any other disposition of Licensed Products.  The Parties recognize that all costs related to any developments, clinical trials, regulatory approvals and commercialization of the Invention and the Licensed Patents shall be the full responsibility of BioLine.  BioLine may, at its sole and complete discretion, transfer to its Affiliates or its Sublicensees such costs or part thereof.

10.5.         No Warranty.  Except as otherwise expressly provided in this Agreement, neither party makes any warranty with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement, and each party hereby disclaims warranties of merchantability, fitness for a particular purpose and non-infringement with respect to any and all of the foregoing.

10.6.         Patentability, validity and scope of Licensed Patents.  Licensor does not make any warranties or representations, express or implied, concerning the validity and patentability of the Invention, Licensed Patents, the intellectual property rights related thereto, the Licensed Products or whether or not the exercise of the rights licensed under this Agreement will result in the infringement of any intellectual property right held by third parties.  BioLine acknowledges that it has been advised by Licensor to undertake its own due diligence with respect to the Invention and the Licensed Patents.

10.7.         No Warranty of Merchantability of Licensed Patents.  Licensor makes no warranties, express, implied or statutory, and assume no liabilities or responsibilities with respect to (i) the use, sale or other disposition by BioLine, its Affiliates, Sublicensees, vendees or transferees of Licensed Products using the Licensed Patents, or (ii) any representations or warranties that BioLine or its Affiliates may extend.  Licensor does not warrant that the underlying technology described in or claimed as inventions in any of the Licensed Patents is error free or that it will meet BioLine’s requirements.  All implied warranties of merchantability and fitness for a particular purpose are expressly disclaimed and excluded.  The entire risk as to the results and performance of the underlying technology described in or claimed as an invention in any of the Licensed Patents and any Licensed Products, services or methods based on the underlying technology described in or claimed as an invention in any of the Licensed Patents is assumed by BioLine.

10.8.         Limitation of Liability.  Notwithstanding anything else in this Agreement or otherwise, neither Licensor nor BioLine will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services, even if advised of the possibility of such liabilities; provided, however, that the exclusion of (i) above shall not apply to BioLine’s indemnity obligation set out in Section 11.1, provided, further, that BioLine’s maximum exposure for the damages set out in (i) above shall be limited to a maximum of CDN $2,500,000.

11.           Indemnification.

11.1.         Indemnity.  BioLine shall indemnify, defend, and hold harmless Licensor, its limited and general partners and their respective directors, officers, employees and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”), against any and all liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon any of the Licensor Indemnitees in connection with any claims, suits, actions, demands or judgments (“Claims”) arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning: (i) the use of the Invention and Licensed Patents by BioLine or any party acting on its behalf, on its behalf or any of its Affiliates or Sublicensees, or concerning any Licensed Product, process, or service that is developed, made, used, manufactured, promoted, sold or otherwise disposed of pursuant to any right or license granted by Licensor to BioLine under this Agreement (except in cases where, and to the extent that, such Claims result from the gross negligence or willful misconduct on the part of Licensor , in which case Licensor shall indemnify BioLine and the provisions hereof shall apply mutatis mutandis); and (ii) the gross negligence or willful misconduct by BioLine or any party acting on its behalf, or any of its Affiliates or Sublicensees..

11.2.         Procedures.  If Licensor receives notice of any Claim, Licensor shall, as promptly as is reasonably possible, give BioLine notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve BioLine of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of BioLine to respond to or to defend the Licensor Indemnitee against such Claim.  Licensor and BioLine shall consult and cooperate with each other regarding the response to and the defense of any such Claim and BioLine shall, upon its acknowledgment in writing of its obligation to indemnify the Licensor Indemnitee, be entitled to and shall assume the defense or represent the interests of the Licensor Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Licensor Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Licensor, such consent not to be unreasonably withheld.  Nothing herein shall prevent the Licensor from retaining its own counsel and participating in its own defense at its own cost and expense.

11.3.         Insurance.  BioLine shall maintain insurance that is reasonably adequate to fulfill any potential obligation to the Licensor Indemnitees consistent with industry standards.  BioLine shall provide Licensor, upon request, with written evidence of such insurance.

12.           Term and Termination.

12.1.         Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 12, shall continue in full force and effect and shall expire upon the later of the expiration of the last valid patent claim in or covered by any patent application related to any of the Invention, the Improvements, the Licensed Patents or any other patent pertaining to the Invention or the Improvements, whichever expires last.

12.2.         Effect of Expiration.  Following the expiration of this Agreement pursuant to Section 12.1 (and provided the Agreement has not been earlier terminated pursuant to Section 12.3, in which case Section 12.4.1 shall apply), BioLine shall have a royalty-bearing, non-exclusive, worldwide license (with the right to grant Sublicenses) under the same terms stated above in Sections 2, 6.4.2 and 6.6  under Licensor’s rights in the Invention to research, have researched, develop, have developed, manufacture, have manufactured, use, market, distribute, have distributed, offer for sale, sell, have sold, export and import Licensed Products and/or provide services relating thereto.  In addition, following any expiration as aforesaid, each party will return to the other party, or destroy or have destroyed any Confidential Information of the other party, except that each party may retain one secure archival copy thereof as may be required by applicable law.

12.3.         Termination.

  12.3.0.         Automatic Nullity.  Except for the terms of this Section 12.3.0, this Agreement shall be null and void as if it was never signed in the event that BioLine does not deliver the Exercise Notice to Licensor within the time period specified in Section 2.0. In such event, each Party hereby gives to the other Party a complete release and discharge in relation to the subject matter of this Agreement, except that the parties shall remain bound by the terms and conditions set forth in the Non-Disclosure and Non Use Agreement dated August 27th, 2010.

  12.3.1.         Termination without Cause.  BioLine may terminate this Agreement upon thirty (30) days prior written notice to Licensor.

  12.3.2.         Termination for Default.

12.3.2.1. In the event that BioLine commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof from Licensor, Licensor may terminate this Agreement immediately upon written notice to BioLine.  Notwithstanding the foregoing, in the event that any breach is not susceptible of cure within the stated period and BioLine diligently informs the Licensor in writing of such and uses diligent good faith efforts to cure such breach, the stated period will be extended by an additional thirty (30) days.

12.3.2.2. In the event that Licensor commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof from BioLine, BioLine may terminate this Agreement immediately upon written notice to Licensor.  Notwithstanding the foregoing, in the event that any breach is not susceptible of cure within the stated period and Licensor diligently informs BioLine in writing of such and uses diligent good faith efforts to cure such breach, the stated period will be extended by an additional thirty (30) days.

 12.3.3.          Bankruptcy.

12.3.3.1.  Either BioLine or Licensor may terminate this Agreement upon notice to the other if the other party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

12.3.3.2.  Notwithstanding the foregoing, in the event a receiver or trustee (or the like) is appointed or either party has entered into a settlement with its creditors and the other party is otherwise meeting its obligations pursuant to this Agreement, and such trustee (or the like) or creditors assume all the obligations set forth in this Agreement, this Agreement may not be terminated as contemplated under Section 12.3.3.1 during such period as long as it is not breached in any way or manner.

12.4.         Effect of Termination.

  12.4.1.        Termination of Rights.  Upon termination by BioLine pursuant to Section 12.3.1, 12.3.2 or 12.3.3 hereof (except in the circumstances set out in Section 12.3.3.2), or by Licensor pursuant to Sections 12.3.2 or 12.3.3 hereof (except in the circumstances set out in Section 12.3.3.2): (a) the rights and licenses granted to BioLine under Section 2 shall terminate; (b) all rights in and to the Invention and License Patents shall revert to Licensor and BioLine and its Affiliates shall not be entitled to make any further use whatsoever of the Invention and Licensed Patents nor shall BioLine research, develop, manufacture, use, market, distribute, offer for sale, sell, export or import Licensed Products and/or provide services relating thereto; and (c) with respect to any Sublicense, such Sublicense shall terminate unless such Sublicensee desires to keep its rights to use the Invention and the Licensed Patents, in which case – subject to the Sublicensee’s undertaking to indemnify Licensor as provided in Section 11 of the present Agreement – Licensor shall be obligated, at its discretion, to either (i) take over the Sublicense, or (ii) to enter into a new agreement with such Sublicensee on substantially the same terms as those contained in such Sublicense agreement; and provided, further, that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense agreement does not impose any obligations or liabilities on Licensor which are not included in this Agreement.  For the avoidance of doubt, and without limiting the generality of the above, the exclusion of warranties and the limitations of representations herein stated shall be applicable to the Sublicense that would be effective between the Licensor and the Sublicensee and in no event shall Licensor be responsible or liable for any cost, payment of any kind (including for damages), act, action, obligation, collaboration or assistance if such is not expressly stated in this Agreement as being the responsibility of the Licensor.  In addition, following any termination as aforesaid, each party will return to the other party, or destroy or have destroyed any Confidential Information of the other party, except that each party may retain one secure archival copy thereof as may be required by applicable law; and BioLine or any party acting on its behalf or any of its Affiliates of its Sublicensees (subject to the foregoing arrangements) shall discontinue any manufacture, distribution or use of the Invention and Licensed Patents, including in relation to the Licensed Product.

 12.4.2.          Rights on BioLine Improvements.  In the event that this Agreement is terminated by Licensor pursuant to Sections 12.3.2.1 or 12.3.3, or by BioLine pursuant to Section 12.3.1, Licensor, at its discretion and upon written request and subject to undertaking to pay BioLine fifteen percent (15%) of any Net Proceeds (as defined below) actually received by Licensor or Licensor’s designate or assignee from the commercialization of the BioLine Improvements, shall have an exclusive (subject to the rights herein granted to UdeM), transferable, worldwide and unlimited license, with the right to grant sub-licenses, to use and exploit the BioLine Improvements in the Territory solely for use in connection with the Licensed Technology.  BioLine shall also grant UdeM an unlimited, perpetual and royalty-free right to use the BioLine Improvements for academic (i.e. non-commercial) research and teaching purposes only, conditional to confidentiality restrictions consistent with the terms of this Agreement.  Licensor shall pay to BioLine amounts, if any, payable under this Section 12.4.2, within ninety (90) days of receipt of the relevant Net Proceeds.

 For the purpose of this section, the term “Net Proceeds” means royalties or license fees actually received by Licensor or Licensor’s designate or any assignee in respect of such license with a third party after deduction of all costs, fees and expenses actually incurred by Licensor in connection with such license (including, without limitation, patent costs, and all attorneys’ fees and expenses and other costs and expenses in connection with the negotiation and conclusion of such license).

  12.4.3.            Accruing Obligations. Termination of this Agreement shall not relieve the parties of obligations occurring prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination.

12.5.         Survival.  The parties’ respective rights, obligations and duties under Sections 8, 10, 11, 12.2, 12.4, 13.2, 13.3, 13.4 and 13.14, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement including any obligation to pay any fees due to Licensor, arising from the provisions of this Agreement, and being received following termination or expiration.

13.          Miscellaneous.

13.1.         Entire Agreement.  This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to same.

13.2.         Notices.  Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 13.2:

If to BioLine:	BioLineRx, Ltd. 19 Hartum Street P.O. Box 45158 Jerusalem 91450 Israel Attention: Chief Financial Officer Fax: +972-2-548-9101
With a copy (which shall not constitute notice) to:	Yigal Arnon & Co., Law Offices 22 Rivlin Street Jerusalem, 94263 Israel Attention: Barry Levenfeld, Adv. Fax: +972-2-623-9236
If to the Licensor:

Valorisation-Recherche, Limited Partnership

Civic address:
3535, Queen-Mary Road, suite 220
Montréal (Québec) H3V 1H8

Postal address :
P.O. Box 6079, Station Centre-ville
Montréal (Québec) H3C 3A7

Attention: Hélène Perron, Interim Managing-Director
Fax: (514) 340-3204

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile or email, receipt confirmed, one (1) business day after transmission or dispatch; (iii) by airmail, three (3) business days after delivery to the postal authorities by the party serving notice.

13.3.         Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent.  The parties hereby consent to personal jurisdiction in the Province of Ontario and agree that any lawsuit they file to enforce their respective rights under this Agreement shall be brought in the competent court in Toronto, Ontario.

13.4.         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

13.5.         Headings.  Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

13.6.         Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

13.7.         Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance.  The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same.  No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

13.8.         No Agency or Partnership.  Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either party as agents for each other or as partners with each other.

13.9.         Assignment and Successors.  This Agreement may not be assigned by either party, without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation.

13.10.       Force Majeure.  Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation, regulatory delay, fire, explosion, flood, war, strike, or riot, provided that the non-performing party uses commercially reasonable efforts to avoid or remove such causes of non-performance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

13.11.       Interpretation.  The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

13.12.       Severability.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

13.14.       Language.  The parties hereto confirm that it is their wish that this Agreement be drawn up in English only.  Should any notice, document or agreement related to this Agreement be written in a language other than English, the party who is giving such notice, document or agreement shall provide the other party with an English translation, certified in writing to be a true and exact translation by a signed statement of an officer of that party, at his own cost.  Les parties aux présentes confirment leur volonté que cette convention soit rédigée en anglais seulement.  Si un avis, document ou entente relié à la présente convention était écrit dans une langue autre que l’anglais, la partie qui le produit sera tenue de fournir à l’autre partie une traduction en langue anglaise de ce document, certifiée vraie et conforme par déclaration écrite et signée d’un officier de cette partie, à ses propres frais.

[Remainder of page intentionally left blank]

[Signature page to License Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in two (2) originals by their duly authorized representatives as of the date first written above.

Valorisation-Recherche, Limited Partnership,
acting through its general partner
Gestion Univalor, limited partnership,
itself acting through its general partner Univalor Inc.

By: /s/ Hélène Perron

Name: Hélène Perron

Title: Interim Managing Director
BioLineRx, Ltd. By: /s/ Kinneret Savitsky Name: Kinneret Savitsky Title: CEO By: /s/ Philip Serlin Name: Philip Serlin Title: Chief Financial and Operating Officer

Exhibit A

Affiliates of BioLineRx Ltd:

•	BioLine Innovations Jerusalem, Ltd.

•	BioLine Innovations Jerusalem, Limited Partnership

•	BioLineRx USA, Inc

Exhibit B

Patents and/or patent applications

PCT	Priority date: 14-NOV-2005 (US) PCT No.: PCT/CA2006/001784 WIPO No.: WO/2007/053935
Title	Pharmaceutical Composition comprising Polymeric Binders with non-hydrolysable covalent bonds and their use in treating Celiac disease
National Entries (Pub. nb)
Albania (AL)
Australia (AU2006312953)
Brazil (BR)
Canada (CA2629327)
China (CN101360505)
Croatia (HR)
European Union (EP1948201)
Hong Kong (HK)
India (IN)
Israel (IL)
Japan (JP2009515838)
Mexico (MX2008006233)
Russia Federation (RU2008123835)
South Africa (ZA200804197)
United States (US2008254099)

Exhibit C

1st Quarter
3rd Quarter
Jan
Mar
May
Jul
Sep
Nov
BL-7010
[*]

WBS	Task Name	Duration	Start	Finish	Predecessors
00001	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
00001	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.1.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.1.1.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.1.1.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.4	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.5	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.6	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.1.1.6.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.6.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.6.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.7	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.8	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.9	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.10	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.1.1.10.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.10.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.10.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.10.4	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.10.5	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.10.6	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.10.7	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.10.8	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.10.9	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.11	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.12	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.13	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.14	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.15	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.16	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.17	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.18	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.19	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.20	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.21	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.22	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]

1.1.1.22.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.22.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.22.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.22.4	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.22.5	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.1.22.6	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.1.2.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.1.2.1.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.2.1.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.2.1.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.2.1.4	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.2.1.5	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.2.1.6	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.2.1.7	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.2.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.1.2.2.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.2.2.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.2.2.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.2.2.4	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.1.2.2.5	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
00001	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.2.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.2.1.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.1.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.1.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.1.4	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.1.5	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.1.6	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.1.7	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.1.8	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.1.9	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.2.2.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.2.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.2.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.2.4	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.2.5	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.2.6	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.2.7	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.2.8	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.2.2.8.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.2.8.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]

1.2.2.8.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.2.3.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.3.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.3.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.3.4	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.3.5	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.3.6	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.4	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.2.4.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.4.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.4.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.4.4	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.4.5	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.4.6	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.4.7	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.4.8	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.4.9	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.2.4.9.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.4.9.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.4.9.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.2.4.9.4	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
00001	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.3.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.3.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
00001	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.4.1	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.4.2	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]
1.4.3	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]
1.4.4	[*]	[*] mons	[*] [*]/[*]/[*]	[*] [*]/[*]/[*]	[*]

Exhibit D

Territory	Date	Bill ID	Provider	Client	Amount without taxes	Description
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
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			TOTAL:		[*]